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                                                                 EXHIBIT 23.3(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
MISSCO Corporation:


    We consent to the incorporation by reference in this Amendment No. 1 to Form S-3 registration statement of U.S. Office Products Company of our report dated June 30, 1995 with respect to the balance sheets of MISSCO Corporation -- Commercial Division as of March 31, 1994 and 1995 and the related statements of operations, divisional equity (deficit) and cash flows for the year ended June 30, 1993, the nine-month period ended March 31, 1994 and the year ended march 31, 1995, which report appears in Amendment No. 1 to the registration statement on Form S-4 (File No. 333-1928) of U.S. Office Products Company dated March 28, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.


                                          /s/ KPMG Peat Marwick LLP


Jackson, Mississippi
September 30, 1996